Exhibit 10.15

NINTH AMENDMENT TO CREDIT AGREEMENT

NINTH AMENDMENT TO CREDIT AGREEMENT dated as of August 7, 2013 (this “Amendment”), by and among METALICO, INC., a Delaware corporation, AMERICAN CATCON, INC., a Texas corporation, FEDERAL AUTOCAT RECYCLING, L.L.C., a New Jersey limited liability company, BUFFALO SHREDDING AND RECOVERY, LLC, a New York limited liability company, GOODMAN SERVICES, INC., a Pennsylvania corporation, HYPERCAT ADVANCED CATALYST PRODUCTS, LLC (formerly known as Hypercat Coating Limited Liability Company), a New Jersey limited liability company, MAYCO INDUSTRIES, INC., an Alabama corporation, METALICO AKRON, INC., an Ohio corporation, METALICO ALUMINUM RECOVERY, INC., a New York corporation, METALICO BUFFALO, INC., a New York corporation, METALICO PITTSBURGH, INC., a Pennsylvania corporation, METALICO ROCHESTER, INC., a New York corporation, METALICO NEW YORK, INC. (formerly known as Metalico Syracuse, Inc.), a New York corporation, METALICO TRANSFER, INC., a New York corporation, METALICO TRANSPORT, INC., a New York corporation, METALICO YOUNGSTOWN, INC., a Delaware corporation, SANTA ROSA LEAD PRODUCTS, INC., a California corporation, SKYWAY AUTO PARTS, INC., a New York corporation, TOTALCAT GROUP, INC., a Delaware corporation, TRANZACT CORPORATION, a Delaware corporation, WEST COAST SHOT, INC., a Nevada corporation, and METALICO JBI CLEVELAND, LLC, an Ohio limited liability company (each individually, “Borrower” and collectively, “Borrowers”), the other Loan Parties party to the Credit Agreement (as hereinafter defined), the Lenders party to the Credit Agreement and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS:

(1) The Borrowers, the other Loan Parties, the Lenders, the Administrative Agent and the Documentation Agent are parties to that certain Credit Agreement, dated as of February 26, 2010, as heretofore amended (as amended hereby and as the same may hereafter be further amended, modified, supplemented, renewed, restated or replaced, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The Borrowers have requested that Administrative Agent and the Lenders amend certain provisions of the Credit Agreement as set forth herein. Administrative Agent and the Lenders have agreed, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Credit Agreement.

SECTION 2. Amendments to Credit Agreement. Upon, and subject to, the occurrence of the Effective Date (as defined in Section 3 below), the Credit Agreement is hereby amended as follows:

2.1 The following definitions, as set forth in Section 1.01 of the Credit Agreement, are amended and restated in their entirety to read as follows:

“Applicable Rate” means, for any day, with respect to any Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Availability and the outstanding principal balance of the Convertible Notes (in each case, as determined below) as of the most recent determination date:

Category	Availability		Outstanding Principal Balance of the Convertible Notes	ABR Spread	Eurodollar Spread	Commitment Fee Rate
1	≥	$35,000,000	> $15,000000	1.00%	3.00%	0.375%
2	<	$35,000,000	> $15,000000	1.25%	3.25%	0.375%
3	≥	$30,000,000	≤ $15,000000	1.00%	3.00%	0.375%
4	<	$30,000,000	≤ $15,000000	1.25%	3.25%	0.375%

For purposes of the foregoing, (a) the Applicable Rate shall be determined (i) with respect to the period from August 7, 2013 to August 31, 2013 based upon (x) average daily Availability for the month of July 2013, determined as of August 1, 2013 and (y) the outstanding principal balance of the Convertible Notes on the Ninth Amendment Effective Date and (ii) from and after September 1, 2013, as of the first day of each calendar month based upon (A) the previous calendar month’s average daily Availability and (B) the outstanding principal balance of the Convertible Notes on the first day of such calendar month and (b) each change in the Applicable Rate shall be effective during the period commencing on and including the first day of the applicable calendar month and ending on the date immediately preceding the effective date of the next such change, which shall occur on the first day of the subsequent calendar month; provided that (A) the Applicable Rate shall be deemed to be in Category 2 at any time that an Event of Default has occurred and is continuing and (B) the Borrowers shall provide the Administrative Agent with reasonably satisfactory evidence of the then outstanding principal balance of the Convertible Notes in connection with any change in the Applicable Rate as a result of a change in such principal balance.

Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, once a Fixed Charge Covenant Triggering Event has occurred, the Applicable Rate for Revolving Loans (x) with respect to ABR Revolving Loans shall be 0.50% and (y) with respect to Eurodollar Revolving Loans shall be 2.50%. A change in the Applicable Rate resulting from the occurrence of a Fixed Charge Covenant Triggering Event shall be effective from and after the later of (i) date of delivery to the Administrative Agent of annual or quarterly consolidated financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, together with a compliance certificate delivered pursuant to Section 5.01(d) evidencing the occurrence of a Fixed Charge Covenant Triggering Event and (ii) the date that the Administrative Agent has received written notice from the Borrower Representative stating that the Borrowers are electing the existence of a Fixed Charge Covenant Triggering Event in accordance with the definition thereof. If at any time the Administrative Agent determines that the financial statements upon which the existence of a Fixed Charge Covenant Triggering Event was determined were incorrect (whether based on a restatement, fraud, inadvertence or otherwise), in addition to the requirements of Section 2.13(d), the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such financial statements had been accurate at the time they were delivered.

“Borrowing Base” means, at any time, the sum of (a) up to 85% of the Borrowers’ Eligible Accounts at such time, plus (b) the lesser of (i) up to 60% of the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves related to the Borrowers. The maximum amount of Inventory which may be included as part of the Borrowing Base is the lesser of (i) 50% of the amount of Revolving Loans permitted under the Borrowing Base and (b) $37,000,000. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus cash prepayments and scheduled principal payments on Indebtedness made during such period, plus all federal, state and local taxes paid in cash, net of tax refunds received in cash (but in no event shall such net amount be less than zero), plus dividends or distributions paid in cash, plus Capital Lease Obligation payments, plus cash contributions to any Plan, so long as such cash contributions are not expensed in the income statement, all calculated for the Company and its Subsidiaries on a consolidated basis, it being understood that any redemption of the Convertible Notes shall not be used in calculating Fixed Charges.

“Maturity Date” means the earlier of (i) January 23, 2014, and (ii) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided however, that following the time that (A) the aggregate outstanding principal balance of the Convertible Notes is not more than $15,000,000 and (B) Availability is greater than $20,000,000 at such time after deduction of a Reserve determined by the Administrative Agent for the aggregate outstanding principal balance of the Convertible Notes as of such time and for a projected period of six (6) months following such time, the Maturity Date shall mean the earlier of (a) January 16, 2017 and (b) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided further, however, that following the Second Lien Notes Closing Date, so long as the conditions set forth in (A) and (B) above shall have been satisfied, the Maturity Date shall mean the earliest of (x) January 16, 2017 and (y) six (6) months prior to the maturity date of the Second Lien Notes and (z) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an inventory reserve, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party and, at any time from and after December 31, 2013, a reserve for the aggregate outstanding principal balance of the Convertible Notes at such time.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment as of the Ninth Amendment Effective Date is set forth on the Commitment Schedule. As of the Ninth Amendment Effective Date, the aggregate amount of the Lenders’ Revolving Commitments is Ninety Million Dollars ($90,000,000).

“Specified Minimum Availability Amount” shall mean an amount equal to, at any time: (i) for the period from the Ninth Amendment Effective Date through the Specified Minimum Availability Date, $27,000,000; (ii) from and after the Specified Minimum Availability Date through and including the date immediately prior to the Interim Minimum Availability Date, $18,000,000 and (iii) following the Specified Minimum Availability Date and from and after the Interim Minimum Availability Date, the greater of (a) the greater of (x) $20,000,000 and (y) 24.00% of the Borrowing Base at such time and (b) 20.00% of the Revolving Commitments at such time.

“Specified Minimum Availability Date” shall mean the date on which the Administrative Agent shall have received reasonably satisfactory evidence that the Second Lien Notes have been issued in a principal balance of at least $55,000,000 and the proceeds thereof have been applied to pay down the Convertible Notes.

2.2 Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions to read as follows:

“Fixed Charge Covenant Triggering Event” means the occurrence of each of the following events: (i) the Borrower shall have maintained a Fixed Charge Coverage Ratio greater than or equal to 1.10:1.00 for two (2) consecutive fiscal quarters, determined for the trailing twelve month period ending on the last day of each such fiscal quarter based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, and a compliance certificate delivered pursuant to Section 5.01(d) and (ii) the Administrative Agent shall have received a reasonably satisfactory written notice, which notice shall be irrevocable, from the Borrower Representative within ninety (90) days following the last day of such period stating that the Borrowers are electing the existence of a “Fixed Charge Covenant Triggering Event”. A Fixed Charge Covenant Triggering Event may occur only once during the term of this Agreement.

“Intercreditor Agreement” means each intercreditor or subordination agreement between the holders of Indebtedness (or any agent thereof) of any Loan Party and the Administrative Agent, in each case, acceptable to the Administrative Agent, including any such intercreditor agreement with respect to the Second Lien Notes.

“Interim Minimum Availability Date” means the earlier to occur of (a) the date that the aggregate principal balance of the Convertible Notes, together with all interest, fees and other amounts owing thereon, have been reduced to $0 and (b) April 1, 2014.

“Ninth Amendment Effective Date” means August 7, 2013.

“Second Lien Notes” means Indebtedness under certain notes that may be issued by the Company following the Ninth Amendment Effective Date on terms and conditions reasonably acceptable to the Administrative Agent and the Lenders, which Indebtedness shall at all times be subject to an intercreditor agreement with the holders (or any agent thereof) of such Second Lien Notes reasonably satisfactory to the Administrative Agent; provided that it is acknowledged and agreed that terms which taken as a whole are not materially less favorable to the Company than those terms described in the Indicative Exchange Term Sheet dated as of May 6, 2013 prepared by Cowen and Company and on file with the Administrative Agent are acceptable to the Administrative Agent and the Lenders; provided further that the coupon and exchange price applicable to such notes may be higher than those reflected in such Indicative Exchange Term Sheet by an amount reasonably acceptable to the Administrative Agent and the Lenders.

“Second Lien Notes Closing Date” means the date on which each of the conditions precedent to closing and funding the Second Lien Notes in an amount equal to at least $48,500,000 have been satisfied or waived in accordance with the terms thereof.

2.3 The Commitment Schedule attached to the Credit Agreement is hereby amended and restated in its entirety in the form of the Schedule of Commitments attached to this Amendment.

2.4 Section 2.09(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

With the consent of 100% of the Lenders, the Borrowers may request an increase to the Revolving Commitment by obtaining additional Revolving Commitments, either from one or more of the Lenders or another consenting lending institution provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 and a maximum amount of up to $20,000,000 and in no event shall such increase cause the Revolving Commitment to exceed $110,000,000, (ii) the Borrower Representative, on behalf of the Borrower, may make such request, (iii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld or delayed, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedures described in Section 2.09(f) have been satisfied.

2.5 Section 2.09(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e) Any amendment hereto for an increase or addition as contemplated under Section 2.09(d) shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Commitment, subject only to the approval of all Lenders if any such increase would cause the Revolving Commitment to exceed $90,000,000. As a condition precedent to such an increase, the Borrower Representative shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists.

2.6 Section 2.12(a) of the Credit Agreement is hereby amended by deleting (a) the following words therein “less the Availability Block” and (b) the proviso therein.

2.7 Section 5.01(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) within (x) 30 days after the end of each fiscal month of the Company (other than each fiscal month ending on the last day of any fiscal quarter) and (y) 45 days after the end of each fiscal month ending on the last day of any fiscal quarter, (i) its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a detailed listing of all intercompany loans made by the Borrowers during such calendar month

2.8 Section 5.01(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d) concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) concurrently with any delivery of financial statements under clause (a) or (b), setting forth reasonably detailed calculations demonstrating compliance with Section 6.13

(including Section 6.13(a) and Section 6.13(b) as though compliance with both such clauses are required) and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

2.9 Section 5.02 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause (h) therein, (ii) re-lettering clause (i) therein as a new clause (j) and (iii) inserting the following new clause (i) as follows:

(i) each amendment, waiver or modification of any agreement, instrument or document governing or evidencing any Second Lien Notes, together with a copy thereof, and each notice provided by the Company to the holders (or any agent thereof) of the Second Lien Notes or received from the holders (or any agent thereof) of the Second Lien Notes (in each case, other than borrowing notices and other similar notices in regards to administrative matters); and

2.10 Section 6.01 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause (k) therein, (ii) deleting the “.” at the end of clause (l) therein and substituting “; and” in lieu thereof and (iii) inserting the following new clause (m) as follows:

(m) the Second Lien Notes; provided that (i) all of the proceeds thereof shall promptly, but in any event, within one (1) Business Day of receipt, be used to pay down the Convertible Notes, (ii) the Administrative Agent shall have received a certified copy of each agreement, instrument or document governing or evidencing the Second Lien Notes and (iii) no Default shall have occurred or be continuing at the time of any incurrence of Second Lien Notes.

2.11 Section 6.02 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause (i) therein, (ii) deleting the “ .” at the end of clause (j) therein and substituting “; and” in lieu thereof and (iii) inserting the following new clause (k) as follows:

(k) a Lien in favor of the holders (or any agent thereof) of the Second Lien Notes to secure the Second Lien Notes; provided that (i) such Lien shall only encumber the Collateral of the Company and shall be junior to the Lien in favor of the Administrative Agent and (ii) such Lien shall at all times be subject to the terms of an Intercreditor Agreement with the holders (or any agent thereof) of such Second Lien Notes reasonably satisfactory to the Administrative Agent.

2.12 Section 6.04(k) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(k) Acquisitions, provided that (i) no Default or Event of Default exists before or would exist immediately after giving effect thereto, (ii) for Acquisitions made during the fiscal year ending December 31, 2013, if any, the purchase price for such Acquisitions does not exceed $5,000,000 in the aggregate, (iii) for Acquisitions made during the fiscal year ending December 31, 2014 or any fiscal year thereafter, if any, the purchase price of such Acquisitions does not exceed $15,000,000 per Acquisition or $20,000,000 in the aggregate per annum, (iv) Availability is (A) $30,000,000 or more at the time of, and after giving effect to, any Acquisition(s) made during the fiscal year ending December 31, 2013 and (B) $20,000,000 or more at the time of, and after giving effect to, any Acquisition(s) made during the fiscal year ending December 31, 2014 or any fiscal year thereafter, (v) with respect to any Acquisition(s) made during the fiscal year ending December 31, 2014 or any fiscal year thereafter, the Fixed Charge Coverage Ratio shall not be less than 1.25 to 1.0 as determined on a pro forma basis for the trailing twelve-month period ending on the last day of the fiscal quarter preceding such Acquisition for which financial statements have been delivered pursuant to Section 5.01(a) or (b), and (vi) each Acquisition has a positive impact on EBITDA. Any seller financing that may be associated with the transactions contemplated under this subsection (k) shall be subject to satisfactory subordination agreements, a minimum Fixed Charge Coverage Ratio and minimum Availability as the Administrative Agent shall determine at such time on a pro forma Acquisition basis;

2.13 Section 6.08(b)(vi) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(vi) (x) redemptions of Convertible Notes solely from the proceeds of the Second Lien Notes and (y) redemptions of Convertible Notes for cash payments of up to $5,000,000 in the aggregate, provided that, at the time of and after giving effect to such redemption, Availability shall not be less than $25,000,000 (A) for the 30 days prior to such redemption and (B) at any time during the 30 days following such redemption (other than a period not to exceed three (3) consecutive Business Days so long as Availability is not less than $15,000,000 during any such time); and

2.14 Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents or (c) the material agreements listed on Schedule 3.12 and each agreement, instrument or document governing or evidencing the Second Lien Notes, to the extent any such amendment, modification or waiver would be adverse to the Lenders.

2.15 Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 6.12. Capital Expenditures. The Borrowers will not, nor will they permit any Subsidiary to, incur or make any Capital Expenditures for unfinanced acquisitions in excess of $13,500,000 in the aggregate during any fiscal year commencing with the 2013 fiscal year; provided that following the occurrence of a Fixed Charge Covenant Triggering Event and so long as no Event of Default has occurred and is continuing, the Borrowers shall be permitted to incur Capital Expenditures, including Capital Expenditures for unfinanced acquisitions, in an amount not to exceed $20,000,000 during such fiscal year.

2.16 Section 6.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 6.13. Financial Covenants.

(a) Fixed Charge Coverage Ratio. Upon and following the occurrence of a Fixed Charge Covenant Triggering Event, the Borrowers will not permit the Fixed Charge Coverage Ratio, determined for any period of twelve consecutive fiscal months ending on the last day of each fiscal quarter to be less than 1.10 to 1.0, to be measured as of the last day of each fiscal quarter (for which financial statements of the Company were required to have been delivered pursuant to Section 5.01(a) or (b), as applicable).

(b) Minimum Availability. At any time (i) prior to the Administrative Agent’s receipt of a written notice from the Borrower Representative stating that the Borrowers are electing a Fixed Charge Covenant Triggering Event in accordance with the definition thereof or (ii) that a Fixed Charge Covenant Triggering Event does not exist, the Borrowers shall not have Availability of less than the Specified Minimum Availability Amount for any period of five (5) consecutive Business Days.

2.17 Section 9.01(a)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(ii) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

277 Park Avenue, 22nd Floor

New York, New York 10172

Attention:            Account Executive for Metalico, Inc.

Facsimile No:     (646) 534-2274

Email:                 jennifer.s.heard@chase.com

2.18 Section 9.02(b)(v) of the Credit Agreement is hereby amended by deleting the following words therein: “or reduce the Availability Block”.

SECTION 3. Conditions of Effectiveness of Amendment. The amendments to the Credit Agreement set forth therein shall become effective on the date (the “Effective Date”) when each of the conditions set forth in this Section shall have been satisfied:

(a) Execution of Counterparts. The Administrative Agent shall have received original counterparts of this Amendment executed by the Borrowers, the other Loan Parties, and all Lenders.

(b) Payment of Expenses. The Borrowers shall have paid all costs and expenses (including the reasonable fees and expenses of counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and such other documents required to effect this Amendment, or otherwise required to be paid under the Loan Documents and remaining outstanding on or prior to the date of this Amendment, in each case for which the invoice for such fees and expenses shall have been presented to the Borrower Representative.

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate of the Borrower Representative, signed on behalf of each Loan Party by an authorized representative, dated the date of this Amendment (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (i) the truth and accuracy of the representations and warranties contained in this Amendment and the Loan Documents as though made on and as of the Effective Date, and (ii) the absence of any event occurring and continuing, or resulting from the execution and delivery of this Amendment, that constitutes a Default.

(d) Fees. The Borrowers shall have paid to the (i) Administrative Agent, for the ratable benefit of the Lenders that consent to this Amendment, an up-front fee equal to 25 basis points of the Revolving Commitments based on the Schedule of Commitments attached to this Amendment and (ii) Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon among the Borrowers and the Administrative Agent.

(e) Projections. The Borrowers shall have delivered revised Projections for the 2013 fiscal year and the 2014 fiscal year in form reasonably satisfactory to the Administrative Agent.

(f) Minimum Availability. Both immediately before and following the occurrence of the Ninth Amendment Effective Date, Availability shall be no less than $25,000,000.

(g) Other Documents. Any and all other documents, instruments, writings, resolutions, opinions, agreements and information as Administrative Agent may require, all of which must be in substance and form acceptable to the Administrative Agent in its sole discretion.

SECTION 4. Representations and Warranties. Each Loan Party represents and warrants as follows:

(a) Except as previously disclosed in writing to the Administrative Agent: (i) the representations and warranties made by such Loan Party herein, in the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Administrative Agent on or prior to the Effective Date shall be correct and accurate on and as of the Effective Date as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date in which case such representations and warranties shall be true and correct on and as of such date); and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Each of the Loan Parties (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to execute, deliver and perform this Amendment, and to perform the Credit Agreement, as amended hereby and each other Loan Document, and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

(c) The execution, delivery and performance by each Loan Party of this Amendment, and the performance by each such Loan Party of the Credit Agreement, as amended hereby and each other Loan Document, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene such Loan Party’s charter or by-laws, any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any lien or other encumbrance (other than pursuant to any Loan Documents) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(d) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or agency or other regulatory body is required in connection with the due execution, delivery and performance by such Loan Party of this Amendment, or for the performance of the Credit Agreement, as amended hereby.

(e) This Amendment, the Credit Agreement, as amended hereby, and each other Loan Document to which such Loan Party is a party is a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by equitable principles or by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

SECTION 5. Reference to and Effect on the Credit Agreement and the Loan Documents.

(a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, in each case, as amended by this Amendment.

(b) The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier, facsimile or other electronic transmission (i.e. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Headings. Section headings are for convenience of reference only, and are not part of, and are not to be taken into consideration in interpreting, this Amendment.

SECTION 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9. Term Loans. The Administrative Agent, the Lenders and each Loan Party acknowledges and agrees that the Term Loan Commitment has been reduced to $0 and that the outstanding principal amount of the Term Loans has been reduced to $0.

SECTION 10. Collateral Access Agreements. Each Loan Party acknowledges and agrees that each Collateral Access Agreement and landlord waiver executed by such Loan Party prior to or following the date hereof, as landlord, in favor of the Administrative Agent shall be subject to the terms and conditions of the Credit Agreement and the Security Agreement (including without limitation, Section 5.06 of the Credit Agreement, Article VII of the Credit Agreement and Section 9.03 of the Credit Agreement). For the avoidance of doubt, under each such Collateral Access Agreement and each such landlord waiver executed by such Loan Party in favor of the Administrative Agent, (a) the Administrative Agent shall have an unlimited number of days to cure any default by the tenant under the applicable lease (but shall have no obligation to do so), (b) following the occurrence of an Event of Default or following the applicable landlord taking possession of the applicable premises, the Administrative Agent shall have an unlimited number of days to remain on the applicable premises in order to exercise rights and remedies under the Loan Documents and applicable law, (c) the Administrative Agent shall not be required to pay rent for any period of occupancy of the applicable premises and (d) any duty of the Administrative Agent to repair any physical damage caused by it to the applicable premises shall be subject to the reimbursement and indemnification provisions of the Credit Agreement and the Security Agreement. In the event of any inconsistency or conflict between (a) any such Collateral Access Agreement or such landlord waiver and (b) the Credit Agreement or the Security Agreement, the Credit Agreement and the Security Agreement shall control.

SECTION 11. Release. Each Loan Party hereby absolutely and unconditionally releases and forever discharges the Administrative Agent, the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Loan Party has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

METALICO, INC.

AMERICAN CATCON, INC.

BUFFALO SHREDDING AND RECOVERY, LLC

FEDERAL AUTOCAT RECYCLING, L.L.C.

GOODMAN SERVICES, INC.

HYPERCAT ADVANCED CATALYST PRODUCTS, LLC

(fka Hypercat Coating Limited Liability Company)

MAYCO INDUSTRIES, INC.

METALICO AKRON, INC.

METALICO ALUMINUM RECOVERY, INC.

METALICO BUFFALO, INC.

METALICO NEW YORK, INC. (fka Metalico Syracuse, Inc.)

METALICO PITTSBURGH, INC.

METALICO ROCHESTER, INC.

METALICO TRANSFER, INC.

METALICO TRANSPORT, INC.

METALICO YOUNGSTOWN, INC.

SANTA ROSA LEAD PRODUCTS, INC.

SKYWAY AUTO PARTS, INC.

TOTALCAT GROUP, INC.

TRANZACT CORPORATION

WEST COAST SHOT, INC.

METALICO JBI CLEVELAND, LLC

By	/s/ MICHAEL J. DRURY
Michael J. Drury Authorized Representative

OTHER LOAN PARTIES (LOAN GUARANTORS):

ABBY BURTON, LLC

ADRIANA ELEVEN, LLC

ALLISON MAIN, LLC

CATHERINE LAKE, LLC

ELIZABETH HAZEL LLC

ELLEN BARLOW, LLC

GENERAL SMELTING & REFINING, INC.

MACKENZIE SOUTH, LLC

MEGAN DIVISION, LLC

MELINDA HAZEL LLC

METALICO AKRON REALTY, INC.

METALICO ALABAMA REALTY, INC.

METALICO-COLLEGE GROVE, INC.

METALICO COLLIERS REALTY, INC.

METALICO GULFPORT REALTY, INC.

METALICO NEVILLE REALTY, INC.

METALICO SYRACUSE REALTY, INC.

METALICO TRANSFER REALTY, INC.

OLIVIA DEFOREST, LLC

RIVER HILLS BY THE RIVER, INC.

METALICO-GRANITE CITY, INC.

By	/s/ MICHAEL J. DRURY
Michael J. Drury Authorized Representative

ADMINISTRATIVE AGENT AND LENDERS:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank, Swingline Lender and a Lender

By	/s/ JENNIFER HEARD
Name: Jennifer Heard
Title: Authorized Officer

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as Documentation Agent and a Lender

By	/s/ DAVID SLATTERY
Name: David Slattery
Title: Assistant Vice President

CAPITAL ONE LEVERAGE FINANCE CORP.

By	/s/ MICHAEL S. BURNS
Name: Michael S. Burns
Title: Senior Vice President

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$41,538,461.54	$0
RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A.	$27,692,307.69	$0
Capital One Leverage Finance Corp.	$20,769,230.77	$0
Total	$90,000,000	$0